As filed with the Securities and Exchange Commission on May 5, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMN HEALTHCARE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1500476 (I.R.S. Employer Identification No.)

2999 Olympus Boulevard, Suite 500 Dallas, Texas (Address of Principal Executive Offices)	75019 (Zip Code)

AMN Healthcare 2025 Equity Plan
(Full title of the plan)

Whitney M. Laughlin, Esq.
Chief Legal Officer and Corporate Secretary
AMN Healthcare Services, Inc.
2999 Olympus Boulevard, Suite 500
Dallas, Texas 75019

(Name and address of agent for service)

(866) 871-8519
(Telephone number, including area code, of agent for service)

Copies to:
Clinton W. Rancher
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

AMN Healthcare Services, Inc. (the “Company” or the “registrant”) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance of 1,776,147 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable in respect of awards granted under the AMN Healthcare 2025 Equity Plan (as amended from time to time, the “Plan”), which includes shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends, recapitalizations or similar transactions pursuant to the adjustment or antidilution provisions thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The Company will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to AMN Healthcare Services, Inc., 2999 Olympus Boulevard, Suite 500, Dallas, Texas 75019; Telephone number (866) 871-8519; Attn: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to federal securities laws and regulations, the following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement and will be deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 21, 2025 (the “2024 Form 10-K”);

(b)	the information included in the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2025 Annual Meeting of Shareholders, filed with the Commission on March 18, 2025, to the extent incorporated by reference in Part III of the 2024 Form 10-K;

(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on February 7, 2025 and May 5, 2025; and

(d)	the description of the Common Stock set forth in the Company’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 26, 2001, as updated by the description of the Common Stock set forth in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 22, 2023, and any subsequent amendment or report filed for the purpose of updating any such description.

Except to the extent that information is deemed furnished and not filed pursuant to federal securities laws and regulations, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our second amended and restated certificate of incorporation (the “Certificate”) and our eleventh amended and restated by-laws (the “By-laws”) provide that, to the extent not prohibited by applicable law, we are obligated to indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, (1) against expenses (including attorneys’ fees) in the event of an action by or in the right of the Company and (2) against judgments, fines, and amounts paid in settlement and expenses (including attorneys’ fees), in the event of any other proceeding, in each case, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal proceeding, had no reason to believe the person’s conduct was unlawful; and except that no indemnification will be made, in the event of an action by or in the right of the Company, if prohibited by the DGCL.

Section 102(b)(7) of the DGCL permits the limitation of directors’ and officers’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer except for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches by a director under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit and (v) any action by or in the right of the corporation against an officer. The Certificate limits the personal liability of our directors and officers to the fullest extent permitted by Section 102(b)(7) of the DGCL.

We also enter into indemnification agreements with our directors and officers indemnifying them against liability they may incur in their capacity as such subject to customary limitations. The indemnification agreements also detail the general procedures for obtaining indemnification and for the advancements of expenses for indemnifiable events.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

The directors and officers of the Company are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, the Certificate, the By-laws and the referenced indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of AMN Healthcare Services, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 9, 2024).

4.2	Eleventh Amended and Restated By-laws of AMN Healthcare Services, Inc. dated December 14, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated December 14, 2022, filed with the Commission on December 16, 2022).

4.3	AMN Healthcare 2025 Equity Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated May 2, 2025, filed with the Commission on May 5, 2025).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages hereto).

107.1*	Filing Fee Table.

*            Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 5, 2025.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ Caroline S. Grace
Name:	Caroline S. Grace
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Caroline S. Grace, Brian M. Scott and Whitney M. Laughlin, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 5, 2025.

Signature	Title

/s/ Caroline S. Grace	President and Chief Executive Officer and Director (Principal Executive Officer)
Caroline S. Grace

/s/ Brian M. Scott	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)
Brian M. Scott

/s/ Mark G. Foletta	Director and Chairman of the Board
Mark G. Foletta

/s/ Jorge A. Caballero	Director
Jorge A. Caballero

/s/ Teri G. Fontenot	Director
Teri G. Fontenot

/s/ R. Jeffrey Harris	Director
R. Jeffrey Harris

/s/ James H. Hinton	Director
James H. Hinton

/s/ Celia P. Huber	Director
Celia P. Huber

/s/ Daphne E. Jones	Director
Daphne E. Jones

/s/ Sylvia Trent-Adams	Director
Sylvia Trent-Adams